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                                                                    Exhibit 23.2



                               Auditors' Consent
                               -----------------



The Board of Directors
 Wilsons Center, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-29837) on Form S-8 of Wilsons The Leather Experts Inc. of our report dated July 19, 1996, relating to the consolidated statements of operations, shareholders' equity, and cash flows of Wilsons Center, Inc. d/b/a Wilsons The Leather Experts (a subsidiary of Melville Corporation) and Subsidiaries for the five-month period ended May 25, 1996 and for the year ended December 31, 1995, which report appears in the January 31, 1998 annual report on Form 10-K of Wilsons The Leather Experts Inc.



                                    KPMG Peat Marwick LLP


Minneapolis, Minnesota
April 8, 1998